EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 23, 2008, between TERRA ENERGY & RESOURCE TECHNOLOGIES, INC., a Delaware corporation (“Employer”), and Dmitry Vilbaum, an individual (“Employee”).

WITNESSETH:

WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

1.     EMPLOYMENT. Employer hereby employs Employee, and Employee hereby agrees to serve, as Chief Executive Officer and President of Employer, for the Term of Employment (as defined in Section 2). Employer’s Board of Directors shall appoint the Employee to such positions throughout the Employment Period, unless upon expiration of the first year of the Term of Employment the Board of Directors takes the decision to appoint the Employee to another executive position in the Employer and appoint new Chief Executive Officer and President from industry. Employee agrees to perform such services as are customary for such offices. Employee further agrees to use Employee’s best efforts to promote the interest of Employer and to devote such of Employee’s business time and energies as are reasonably required during normal business hours to the business and affairs of Employer during the Term of Employment.

2.     TERM OF EMPLOYMENT. The employment hereunder shall commence as of the date of this Agreement and shall continue for a period of three years from the date of this Agreement until April 22, 2011 (the “Term of Employment”), unless earlier terminated: (a) upon death of Employee; (b) at the option of Employer upon 30 days’ prior written notice to Employee, in the event Employee, by reason of physical injury or illness, is unable to materially perform his duties hereunder for a continuous period of 120 days and has no expectation of returning to work within a reasonable time thereafter; (c) at the option of either party on two months’ prior written notice, the exercise of which option by Employer shall only be by the majority vote of the Employer’s Board of Directors at a duly constituted meeting thereof; or (d) upon the discharge of Employee by the Board of Directors of Employer for “cause” (as defined in Section 8 of this Agreement).

3.	COMPENSATION.

(a) Base Salary. As compensation for the services to be provided hereunder and in consideration of Employee’s agreement not to compete as set forth in Section 4, during the Term of Employment, Employer shall pay Employee an annual salary, payable bi-weekly, at the rate of One Hundred Fifty Thousand Dollars ($150,000), less all applicable withholdings and payroll taxes.

(b) Performance Based Bonus. Employer shall pay Employee an annual performance based bonus in an amount equal to 5% of the consolidated net profit of Employer in connection with each of Employer’s fiscal years ending after the date of this Agreement. Such bonus shall be payable within one month of completion of Employer’s annual audited financial statements by Employer’s accountant. Employee shall not be entitled to such bonus if Employee is terminated for cause under Section 8 of this Agreement.

(c) Other Benefits. Notwithstanding anything to the contrary in this Agreement, Employee shall to be entitled to an annual performance bonus or other bonus and an annual increase in salary as determined by the Board of Directors of Employer from time to time. Employee shall be entitled to the following fringe benefits: (i) medical and dental insurance under such group medical and dental insurance policies as Employer may provide to its employees; (ii) twelve (12) sick days per year; (iii) up to three (3) weeks vacation in each year fully worked, and (iv) participation in Employer’s 401(k) plan or such other plan as Employer may adopt.

(d)	Payment Upon Early Termination.

(i) In the event of early termination of employment for any reason specified in Section 2 or Section 8 of this Agreement, Employer shall no longer be obligated to make any payments of compensation to Employee or Employee’s estate under this Agreement; provided, however, any compensation, salary and/or bonus earned and/or vested for prior periods, but not yet paid, shall be paid by Employer to Employee or Employee’s estate; and further provided that no bonus pursuant to Section 3(b) of this Agreement shall be payable if Employee was terminated for “cause” in accordance with Section 8 of this Agreement.

(ii) If Employer terminates Employee’s employment during the Term of Employment for any reason other than those specified in Section 8, Employer shall pay Employee four (4) months of Employee’s Base Salary in effect at the time of termination, calculated from the effective date of termination, payable in regular installments on the same basis as Employer’s usual employee payment practices in effect at the time of termination, but not less than on a monthly basis. In addition, all fringe benefits provided for herein, shall continue for four (4) months from the effective date of termination of the employment of Employee.

(e) Stock Options. Upon execution of this Agreement, Employer shall issue to Employee stock options to purchase an aggregate of three million (3,000,000) shares of Employer’s common stock (the “Options”), exercisable for a term of three (3) years from the vesting date at 110% of the closing price of the Employer’s common stock, as reported by OTC Bulletin Board, on the date of issuance of the Options. The Options shall vest in equal installments of 1,000,000 stock options on each of the following dates: April 23, 2008; April 23, 2009; and April 23, 2010. The vesting schedule is subject to the Employee’s employment relationship with the Company.

(f) If Employee dies during the Term of Employment, Employer shall pay to Employee’s estate the compensation that would otherwise be payable to Employee pursuant to this Agreement.

4.	COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY.

(a) Covenant Not to Compete and Solicit. During the Term of Employment, Employee will not, within any jurisdiction in which Employer or any affiliate conducts its business operations, or in any way materially competing with Employer, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by Employer. The decision of Employer’s Board of Directors as to what constitutes a competing business shall be final and binding upon Employee, and such decision shall be made in good faith, or as adjudicated in a court of law. Employee confirms that the Employer presently conducts business operations based on interpreting of various modalities used in analyzing, reporting on and recommending sites for exploration and recovery of natural resources. For these purposes, ownership by Employee or any affiliate of Employee of securities of a public company not in excess of one percent (1%) of any class of such securities shall not be considered to be competition with Employer.

Provided that Employer has commenced and continues to perform its post-employment obligations of post-employment compensation and benefits due to Employee, for a period of one year after termination of Employee’s employment with Employer, Employee will not, in a capacity that Employee performs for Employer pursuant to this Agreement, compete, directly or indirectly, with Employer’s STeP® and Employer’s other proprietary technology analysis business. The term “not compete” as used herein shall mean that the Employee shall not own, manage, operate, or be employed in a business competitive with the present business of Employer or such other business activity in which Employer may substantially engage during the term of employment utilizing STeP® and Employer’s other proprietary technology.

For a period of three (3) years after termination of Employee’s employment with Employer, except with Employer’s specific written permission, which shall not be unreasonably withheld, Employee further agrees to refrain from interfering with the employment relationship between Employer and its other employees, by soliciting any of such individuals to participate in independent business ventures and agrees to refrain from soliciting business from any client or prospective client (as disclosed in a list to be provided to Employee by Employer at the time he ceases to be employed, which list shall be binding upon Employee) of Employer’s for Employee’s benefit or for any other entity, if such solicitation shall be in direct competition with the Employer or materially harmful to the business of Employer.

It is the desire and intent of the parties that if any provisions of this Section 4(a) shall be adjudicated to be invalid or unenforceable, this Section 4(a) shall be deemed amended to delete therefrom such provisions or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

(b) Intellectual Property. During the Term of Employment, Employee will disclose to Employer, all ideas, inventions and business plans developed by Employee during such period which directly relate to the business of Employer, including without limitation any such process, operation, product or improvement which may be patentable or copyrightable. Employee agrees that such will be the property of Employer, and that Employee will, at Employer’s request and cost, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to Employer.

(c) Confidentiality. Employee agrees to not divulge to anyone (other than Employer or any other persons employed or designated by Employer, which designation has already been made by Employer to include that disclosure to the Institute is specifically, and at all times, permitted) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including without limitation all types of trade secrets (unless readily ascertainable from public or published information or trade sources). Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without prior written consent of Employer.

5.     REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed for reasonable travel and other business related expenses incurred in connection with Employee’s services to Employer pursuant to and during the Term of Employment upon a basis consistent with the policies established or announced by Employer.

6.	OTHER PRIVILEGES.

(a) Communication Devices. During the Term of Employment, Employer agrees to provide Employee with a cellular phone, Palm Pilot, Blackberry, and/or such other portable communication device(s) and/or service(s) as Employee shall reasonably request, for the exclusive use of Employee. Employer agrees to bear all costs, expenses and payments in connection with the purchase or lease, and the business use of the phone and such other communication equipment as is supplied to Employee hereunder.

(c) Credit Card. During the Term of Employment, Employer agrees to provide Employee with an Employer credit card for business use only with a credit line no less than $25,000 in accordance with the Business Plan approved by the Board of Directors. Employer shall be responsible for all business related charges to such account and shall make all annual fee payments for the use of such credit card. Employee agrees to use his best efforts to obtain pre-approval, in writing, for any specific charges in excess of $1,000 per charge. Employee further agrees not to use such credit card for non-business related expenses. Employee shall reimburse Employer for any non-business use of the credit card.

(d) Medical, dental and vision insurance. Employer will provide medical, dental and vision insurance coverage for Employee and his immediate family, eligible under family coverage. Employer will also provide a term life insurance policy on Employee’s life payable to his wife and/or children, as he shall direct, with coverage equal to twelve months’

salary, increased to accommodate such salary increases as may occur hereunder, provided Employee qualified for a standard rate smoker’s policy on initial issuance thereof, and remains so qualified. If not so qualified, in the event of his death during the Term hereof, Employee’s Estate shall be paid his salary at his last pay rate for a period continuing for six months after his demise.

(e) Employee shall be entitled to three (3) weeks paid vacation per year (such vacation time to be carried forward into future years if not taken in a given year).

7.     BREACH BY EMPLOYEE. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event Employee performs services during the Term of Employment for any person, firm, corporation or other entity engaged in a competing line of business with Employer, or otherwise materially breaches this Agreement, and fails to correct or substantially cure such breach within a reasonable time after receipt of written notice to cure, Employer shall be entitled, if it so elects, to institute proceedings and to prosecute them in any court of competent jurisdiction, either in law or in equity, to obtain damages for any such material breach of this Agreement, or to enforce the specific performance thereof by Employee, or to enjoin Employee from performing services for any such other person, firm, corporation or other entity of services that would be in direct material breach hereof. This provision is specifically subject to the provisions of Section 4 above.

8.     TERMINATION FOR CAUSE. Employer may terminate Employee for cause upon ten (10) days’ prior written notice to Employee. For purposes of this Agreement, an event or occurrence constituting “cause” shall mean:

(a) Employee’s continued willful failure or refusal after notice thereof, to perform specific directives of Employer’s Board of Directors, when such directives are consistent with the scope and nature of Employee’s duties and responsibilities as set forth in Section 1 and elsewhere herein and such failure or refusal is: (i) not corrected within a reasonable time after receipt of written notice is sent by Employer’s Board of Directors after resolution authorizing such notice; (ii) the direct material cause of material damages to the Employer; and (iii) within the ability and power of Employee to materially perform such directive as to render such failure or refusal willful;

(b) Employee’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation and final resolution of all appeals therefrom;

(c) Any court determination of gross or willful conduct of Employee resulting in substantial loss to Employer, substantial damage to Employer’s reputation or any material theft from Employer;

(d) Other than by reason of physical injury or illness, a determination of Employee’s material willful failure to perform the duties and responsibilities under this Agreement causing material damage to Employer;

(e) Employee’s continued personal use of the Employer authorized credit card after receipt of written notice from the Board of Directors not to do so; or

(f) A determination of any material breach (not covered by any of the clauses (a) through (d)) of any of the provisions of this Agreement, causing material damage to Employer, and such breach was not cured within ten days, or such other greater amount of time as is reasonable under the circumstances, after written notice thereof is delivered to Employee by Employer.

9.     ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated by Employee. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer. Employee specifically consents to assignment of this Agreement by Employer pursuant to any reorganization or business combination that Employer may effect hereafter, except as limited or otherwise provided elsewhere in this Agreement, and subject to such other provisions.

10.      GOVERNING LAW; CAPTIONS. This Agreement contains the entire agreement between the parties and shall be governed by the laws of the State of New York. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, and consented to in writing by the Board of Directors of Employer. Any dispute shall be resolved in the courts of the County, City and State of New York. Section headings are for convenience or reference only and shall not be considered a part of this Agreement.

11.      NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person to Employer by delivery to its Chairman of the Board of Directors or sent by telex, telecopy or by registered or certified mail, postage prepaid, addressed as follows:

if to Employee, to:

Dmitry Vilbaum

at the address on file with the Employer

if to Employer, to:

Attn.: Chairman of the Board

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 917-591-5988

12.      PRIOR AGREEMENTS. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

[Signature Page follows]

IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement, on and as of the date and year first above written.

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

By the Board of Directors

By:	/s/ Ivan Railyan
Name:	Ivan Railyan
Title:	Chairman

EMPLOYEE

/s/ Dmitry Vilbaum

Dmitry Vilbaum